JOHN HANCOCK INVESTMENT TRUST

Establishment and Designation of

Class C Shares of Beneficial Interest of

John Hancock Enduring Equity Fund

and John Hancock Seaport Fund,

series of John Hancock Investment Trust

It is hereby stated:

1.      This document relates to a business trust created by a Declaration of Trust, which was filed with the Secretary of The Commonwealth of Massachusetts on December 21, 1984 under the name Commerce Income Shares.

2.      The present name of the business trust is John Hancock Investment Trust (the “Trust”), operating pursuant to an Amended and Restated Declaration of Trust dated March 8, 2005, as amended or restated from time to time (the “Declaration of Trust”).

3.      The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated Class C shares of John Hancock Enduring Equity Fund, a series of the Trust.

4.      The Trustees of the Trust, acting pursuant to Article V, Sections 5.1 and 5.11 of the Declaration of Trust, established and designated Class C shares of John Hancock Seaport Fund, a series of the Trust.

5.      The following is a copy of the resolutions unanimously adopted by the Board of Trustees of the Trust at a meeting on March 10-13, 2014 to establish and designate Class C shares of the above series of the Trust, and that such resolutions have not been revoked, revised or amended and are in full force and effect:

RESOLVED, that, in accordance with Article V, Section 5.11 of the Amended and Restated Declaration of Trust of the Trust, as may be amended or restated (the “Declaration of Trust”), the Trustees hereby establish and designate Class C shares of each of John Hancock Seaport Fund and John Hancock Enduring Equity Fund (the “Funds”), as described at the meeting, the rights and preferences of such Class C shares to be as described in the Class C prospectus and statement of additional information to be included in the Trust’s registration statement on Form N-1A (the “Registration Statement”); and

FURTHER RESOLVED, that the officers of the Trust be, and each of them acting singly hereby is, authorized and directed, for and on behalf of the Trust, to take all action and execute all documents which any one or more of them may deem to be necessary or appropriate to effectuate the foregoing resolution and to carry out the purposes thereof.

IN WITNESS WHEREOF, I have affixed my signature this 7th day of May, 2014.

                                                                                    JOHN HANCOCK INVESTMENT TRUST

                                                                                    /s/Nicholas J. Kolokithas

                                                                                    Nicholas J. Kolokithas

                                                                                    Assistant Secretary